Exhibit 10.39

XENOPORT, INC.

September 29, 2015

Vincent J. Angotti

Re:	CEO Appointment

Dear Vince:

As discussed, we are delighted to promote you to the position of Chief Executive Officer (“CEO”) of XenoPort, Inc. (the “Company”), effective as of September 29, 2015 (the “Effective Date”). This promotion is recognition of your prior contributions to the Company, and our confidence in your ability to lead the organization moving forward. This letter (the “Amendment”) sets forth the changes in the terms and conditions of your employment that will result from this promotion.

1. Base Salary. As of the Effective Date, your base salary rate will be increased to $525,000 per year, subject to applicable payroll deductions and withholdings (the “Base Salary”). Your Base Salary is subject to periodic review and adjustment by the Company.

2. Bonus Plan. You will continue to be eligible to participate in the XenoPort, Inc. Corporate Bonus Plan (the “Bonus Plan”). Your target bonus under the Bonus Plan (the “Target Bonus”) for calendar year 2015 shall remain at sixty (60%) of your Base Salary. Your Target Bonus is subject to periodic review and adjustment by the Company. Whether you earn or receive a bonus under the Bonus Plan for any given year, and the amount of any such bonus, shall be determined by the Company’s Board of Directors (the “Board”) in its sole discretion.

3. Equity Awards.

(a) Existing Awards. Your outstanding stock options and any other equity awards you have received from the Company (collectively, the “Existing Equity Awards”) will continue to be governed by the terms and conditions of the applicable equity compensation plan and the agreements applicable to the Existing Equity Awards.

(b) New RSU Awards. In connection with your promotion to the position of CEO, you were, on the Effective Date, granted two restricted stock unit awards (the “New RSU Awards”), in each case under the Company’s 2014 Equity Incentive Plan (the “Equity Plan”). The number of shares of the Company’s common stock subject to each of the New RSU Awards are as follows: 326,086 shares for one of the New RSU Awards (the “Time-Based RSUs”) and 108,695 shares for the other New RSU Award (the “Performance-Based RSUs”). The Time-Based RSUs will vest in equal annual installments over the four-year period following the Effective Date (i.e., twenty-five percent (25%) vesting each year), subject to your continuous service (as defined in the Equity Plan) through each vesting date. The Performance-Based RSUs shall vest in full upon achievement of the Stock Price Milestone (defined below), subject to your continuous service (as defined in the Equity Plan) through such vesting date. For purposes of the Performance-Based RSUs, achievement of the “Stock Price Milestone” shall occur at the close of market on the 30th consecutive trading day on which the daily volume-weighted average price for the Company’s common stock (for each of such 30 consecutive

Vincent J. Angotti

September 29, 2015

trading days) is equal to or greater than $6.90, which is two times (2x) the per share price as of the close of market on the Effective Date ($3.45); provided, however, that if the Stock Price Milestone is not achieved by the four (4) year anniversary of the Effective Date, the Performance-Based RSUs shall automatically lapse and terminate on such date. The New RSU Awards will have no exercise price, and will be governed by the terms and conditions of the Equity Plan and the equity award grant notices and agreements to be issued to you thereunder.

4. Severance. You will be eligible for severance benefits pursuant to the terms of the Severance Rights Agreement attached hereto as Exhibit A (the “Severance Rights Agreement”). Upon the execution and delivery of the Severance Rights Agreement by both you and the Company, the Severance Rights Agreement will entirely supersede and replace the earlier Severance Rights Agreement between you and the Company dated February 9, 2012 and any prior severance or change of control agreements or arrangements by and between you and the Company, which shall have no further force or effect.

5. Compliance with Proprietary Information Agreement. You will continue to be bound and agree to abide by your Employee Proprietary Information Agreement with the Company (the “Confidentiality Agreement”, a copy of which is attached hereto as Exhibit B).

6. Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution or interpretation of this Amendment, your employment or the termination of your employment, including but not limited to statutory claims, will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Jose, California, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: http://www.jamsadr.com/rulesclauses, and which will be provided to you on request). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to determine if a matter is subject to this arbitration obligation. The arbitrator shall also be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Amendment is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

7. Existing Employment Agreement. Except as expressly modified by this Amendment, your employment will continue to be governed by the terms and conditions set forth in your offer letter with the Company dated April 15, 2008 (the “Employment Agreement”) (excluding only those provisions in the Employment Agreement which, because of the passage of time or other events, no longer have any effect). Your employment relationship with the Company will continue to be at-will.

Vincent J. Angotti

September 29, 2015

8. Entire Agreement. This Amendment and the Employment Agreement (collectively, the “Amended Employment Agreement”), together with the attached Exhibits and your previously executed Indemnification Agreement with the Company, forms the complete and exclusive statement of your employment agreement with the Company, and supersedes any other agreements or promises made to you by anyone, whether oral or written, concerning your employment terms. Except for changes expressly reserved to the Company discretion as provided herein, the terms of the Amended Employment Agreement can only be changed in a signed written agreement duly approved by the Board.

We look forward to a continuing productive and enjoyable work relationship with you in your new position. Please sign, date and return this Amendment and the Severance Rights Agreement attached hereto as Exhibit A to confirm your acceptance of the terms set forth above.

Sincerely,

/s/ Paul L. Berns
Paul L. Berns
Chair, Compensation Committee of the Board of Directors

Reviewed, Understood and Accepted:

/s/ Vincent J. Angotti	September 30, 2015
Vincent J. Angotti	Date

Exhibit A: Severance Rights Agreement

Exhibit B: Confidentiality Agreement